CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




We consent to the references to our firm in the Registration Statement on Form N-1A of The Aegis Funds and to the use of our report dated January 19, 2006 on the financial statements and financial highlights of the Aegis High Yield Fund, a series of shares of beneficial interest of The Aegis Funds. Such financial statements and financial highlights appear in the 2005 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.



Briggs, Bunting & Dougherty, LLP

Philadelphia, Pennsylvania
April 28, 2006